Exhibit 99.1

News Release

Superior Reports Fourth Quarter and Full Year 2022 Financial Results

Executing on strategic priorities to deliver profitable Growth over Market

Fourth Quarter 2022 Financial Highlights:

•	Net Sales increased 9% YoY to $402M

•	Value-Added Sales Adjusted for FX1 increased 22% YoY to $231M

•	Net income of $17M; YoY improvement of $20M

•	Adjusted EBITDA[1] increased 54% YoY to $58M; margin[2] expanded 660 bps

•	Cash Flow from Operations of $78M

•	Content per Wheel[1] of $61.91, up 26% YoY

Full Year 2022 Financial Highlights:

•	Net Sales increased 18% YoY to $1,640M

•	Value-Added Sales Adjusted for FX1 increased 8% YoY to $817M

•	Net income of $37M; YoY improvement of $33M

•	Adjusted EBITDA[1] increased 16% YoY to $194M; margin[2] expanded 310 bps

•	Cash Flow from Operations of $153M; Net Debt[1] of $434M

•	Content per Wheel[1] of $52.36, up 14% YoY

SOUTHFIELD, MICHIGAN – March 2, 2023 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the fourth quarter and full year ended December 31, 2022.

[1]	See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.
[2]	Adjusted EBITDA as % of Value-Added Sales.[1]

($ in millions and units in thousands)
	Three Months		Twelve Months
	4Q 2022	4Q 2021	YTD 2022	YTD 2021
Units
North America	2,046	1,951	8,749	8,478
Europe	1,681	1,979	6,843	7,645

Global	3,727	3,930	15,592	16,123
Net Sales
North America	$216.5	$195.4	$943.7	$744.9
Europe	185.6	172.9	696.2	639.8

Global	$402.1	$368.3	$1,639.9	$1,384.7
Value-Added Sales (1)
North America	$106.8	$86.3	$393.5	$361.1
Europe	111.3	102.5	377.1	392.5

Global	$218.0	$188.7	$770.6	$753.7

“The Superior team demonstrated tremendous operational strength and agility throughout 2022, driving impressive results in the face of substantial headwinds. Focused on executing our value creation roadmap, we delivered growth in Value-Added Sales, robust Adjusted EBITDA and substantial margin expansion. Importantly, our ability to drive profitable growth despite lower OEM production volumes was enabled by ongoing operational improvements, strong demand for premium wheels, and pass through of cost inflation to customers. As a result, we delivered another year of profitable Growth over Market,” said Majdi Abulaban, President and Chief Executive Officer of Superior.

“As we head into 2023, the business environment remains challenging due to elevated input costs, diminished light vehicle production and volatile OEM production schedules, which will weigh on profitability. We will remain diligent in our efforts to drive operational efficiencies to mitigate these pressures,” Mr. Abulaban continued. “Over the long-term, we believe continued adoption of our advanced product portfolio and our differentiated ‘local for local’ footprint positions us favorably as light vehicle production returns to historical levels. Further, with $400 million of capital we recently attracted to our Company, we are starting the year with a strengthened financial profile to execute on our growth strategy. We will continue to leverage our operational strength, advanced product portfolio and manufacturing footprint to deliver value creation in the new year, and beyond.”

Fourth Quarter Results

Net sales for the fourth quarter of 2022 were $402 million, compared to net sales of $368 million in the prior year period. Pass through of higher aluminum cost to customers contributed to the increase in net sales. Value-Added Sales, a Non-GAAP financial measure, were $218 million for the fourth quarter of 2022, compared to $189 million in the prior year period, benefiting from pass through of cost inflation to customers. Content per Wheel, a Non-GAAP financial measure, was $62, up 26% compared to the prior year quarter, driven by the ongoing shift to larger wheels with more complex finishes and pass through of cost inflation to our customers. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange in this press release.

Gross profit for the fourth quarter of 2022 was $55 million, compared to $21 million in the prior year period, because of the higher Value-Added Sales.

Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2022 were $19 million, compared to $14 million in the prior year period. The increase arises primarily from one-off costs associated with the 62% increase in gross profit compared to the prior year period.

Operating income for the fourth quarter of 2022 was $36 million, compared to $7 million in the prior year period. The increase is due to higher gross profit.

The income tax provision for the fourth quarter of 2022 was $3 million, compared to a provision of $4 million in the fourth quarter of 2021.

For the fourth quarter of 2022, the Company reported net earnings of $17 million, or earnings per diluted share of $0.25. This compares to a net loss of $4 million, and loss per diluted share of $0.48, in the fourth quarter of 2021. See “Impact of Acquisition, Restructuring, and Other Items on EPS” in this press release. Adjusted EBITDA, a Non-GAAP financial measure, was $58 million for the fourth quarter of 2022, or 26% of Value-Added Sales, which compares to $37 million, or 20% of Value-Added Sales, in the prior year period. The increase in Adjusted EBITDA was due to higher operating income. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported cash flow provided by operating activities of $78 million in the fourth quarter of 2022, compared to cash flow provided by operating activities of $60 million during the fourth quarter of 2021. Free Cash Flow, a Non-GAAP financial measure, for the fourth quarter was $63 million, compared to $40 million in the prior year period. The Free Cash Flow in both periods benefited from effective management of working capital. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Full Year 2022 Results

Net Sales for 2022 were $1,640 million, compared to Net Sales of $1,385 million in 2021. Pass through of higher aluminum cost to customers contributed to the increase in Net Sales. Value-Added Sales, a Non-GAAP financial measure, were $771 million for 2022, compared to $754 million in the prior year, benefiting from pass through of cost inflation to customers. The increase in revenue was partially offset by unfavorable foreign exchange.

Gross profit for 2022 was $166 million, compared to $115 million in the prior year, because of the higher Value-Added Sales.

SG&A expenses for 2022 were $68 million, compared to $59 million in the prior year. The increase in SG&A expenses is primarily the result of the gain on the sale of the Fayetteville, Arkansas facility last year and one-off costs associated with the 45% increase in gross profit in 2022.

Operating income was $98 million in 2022, compared to $55 million in 2021. The increase is due to higher gross profit.

The income tax provision for 2022 was $14 million. This compares to an income tax provision of $7 million for the year ended 2021.

For 2022, the Company reported net income of $37 million, or earnings per diluted share of $0.02. This compares to net income of $4 million, or loss per diluted share of $1.17, in 2021. See “Earnings Per Share Calculation” and “Impact of Acquisition, Restructuring, and Other Items on EPS” in this press release.

Adjusted EBITDA, a Non-GAAP financial measure, was $194 million, or 25% of Value-Added Sales in 2022, which compares to $167 million, or 22% of Value-Added Sales in 2021. The increase in Adjusted EBITDA was due to higher operating income. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported cash flow provided by operating activities of $153 million for the full year 2022, compared to cash flow provided by operating activities of $45 million in 2021. For the full year, Free Cash Flow, a Non-GAAP financial measure, was $80 million, compared to negative free cash flow of $28 million in the prior year period. The Free Cash Flow improvement in 2022 arises from the increase in cash provided by operating activities. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow provided by operating activities to Free Cash Flow in this press release.

Financial Position

As of December 31, 2022, Superior had funded debt of $647 million and Net Debt, a Non-GAAP financial measure, of $434 million, compared to funded debt of $616 million and Net Debt of $503 million as of the end of the prior year period. The decrease in Net Debt is due to the improvement in Free Cash Flow in 2022 and the decrease in value of Superior’s Euro-denominated debt as the Euro weakened relative to the US Dollar. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2023 Outlook

Superior management assumes full year 2023 industry OEM production in its markets to grow at a low single digit percentage rate. As a result, Superior’s full year 2023 outlook is as follows:

FY 2023 Outlook
Unit Shipments	15.0 - 16.2 million
Net Sales	$1.55 - $1.67 billion
Value-Added Sales	$755 - $815 million
Adjusted EBITDA	$170 - $200 million
Cash Flow from Operarions	$110 - 130 million
Capital Expenditures	~$70 million

Superior remains well-positioned to navigate the operating environment, including any inflationary pressures, foreign exchange headwinds, or possible recessionary trends.

Value-Added Sales and Adjusted EBITDA are Non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) of Regulation S-K, Superior has not quantitatively reconciled from net income, the most comparable GAAP measure, to Adjusted EBITDA presented in the 2023 outlook, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Thursday, March 2, 2023. The conference call may be accessed by dialing +1 786-697-3501 for participants in the U.S./Canada or 866-580-3963 for participants outside the U.S./Canada using the required conference ID 7630054. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following Non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative liability, acquisition and integration and certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales,” defined as net sales less the value of aluminum, other costs, and services provided by outsourced service providers that are included in net sales. “Value-Added Sales Adjusted for FX,” which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales Adjusted for Foreign Exchange on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these Non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these Non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these Non-GAAP financial measures for planning and forecasting purposes. This Non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes,”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “foresee,” “intends,” “outlook,” “guidance,” “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result,” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2023 outlook included herein, the impact of COVID-19 and the resulting supply chain disruptions, increased energy costs and semiconductor shortages, as well as the Ukraine Conflict, on our future growth and earnings. These statements include our belief regarding general automotive industry market conditions and growth rates, as well as domestic and international economic conditions. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this release.

Contact:

Superior Investor Relations

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2022	4Q 2021	YTD 2022	YTD 2021
Net Sales	$402.1	$368.3	$1,639.9	$1,384.8
Cost of Sales	347.3	347.4	1,473.5	1,270.0

Gross Profit	$54.8	$20.9	$166.4	$114.7
SG&A Expenses	18.6	14.1	68.3	59.3

Income From Operations	$36.2	$6.8	$98.0	$55.4
Interest Expense, net	(15.6)	(10.5)	(46.3)	(41.9)
Other (Expense) Income, net	(0.9)	3.7	(0.6)	(2.3)

Income Before Income Taxes	$19.7	$—	$51.1	$11.2
Income Tax Provision	(3.2)	(3.9)	(14.1)	(7.4)

Net Income (Loss)	$16.5	$(3.9)	$37.0	$3.8
Earnings (Loss) Per Share:
Basic	$0.26	$(0.48)	$0.02	$(1.17)
Diluted	$0.25	$(0.48)	$0.02	$(1.17)
Weighted Average and Equivalent Shares
Outstanding for EPS (in Thousands):
Basic	27,016	26,163	26,839	25,995
Diluted	28,262	26,163	27,590	25,995

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	12/31/2022	12/31/2021
Current Assets	$508.9	$404.3
Property, Plant and Equipment, net	474.0	494.4
Intangibles and Other Assets	150.9	155.5

Total Assets	$1,133.7	$1,054.1

Current Liabilities	$251.3	$231.9
Long-Term Liabilities	683.8	691.7
Redeemable Preferred Shares	222.8	199.9
European Non-controlling Redeemable Equity	1.1	1.1
Shareholders’ Deficit	(25.3)	(70.4)

Total Liabilities and Shareholders’ Deficit	$1,133.7	$1,054.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Twelve Months
	4Q 2022	4Q 2021	YTD 2022	YTD 2021
Net Income (Loss)	$16.5	$(3.9)	$37.0	$3.8
Depreciation and Amortization	22.1	24.2	91.2	99.6
Income tax, Non-cash Changes	(12.9)	2.2	(9.3)	(2.0)
Stock-based Compensation	3.1	2.6	9.7	9.5
Amortization of Debt Issuance Costs	5.0	1.2	8.7	4.4
Other Non-cash Items	1.3	0.2	(0.5)	(10.5)
Changes in Operating Assets and Liabilities:
Accounts Receivable	67.6	9.7	10.2	(38.2)
Inventories	25.8	40.1	(11.3)	(26.4)
Other Assets and Liabilities	(5.2)	(7.9)	(3.3)	6.6
Accounts Payable	(59.1)	(8.9)	5.1	(1.7)
Income Taxes	14.0	(0.2)	15.1	(0.3)

Cash Flow Provided By Operating Activities	$78.1	$59.5	$152.6	$44.9
Capital Expenditures	(11.4)	(16.5)	(57.2)	(64.1)
Proceeds from Sale of Property, Plant and Equipment	—	—	0.2	6.6

Net Cash Used In Investing Activities	$(11.4)	$(16.5)	$(57.0)	$(57.5)
Proceeds from the Issuance of Long-term Debt	388.0	—	388.0	1.7
Debt Repayment	(350.8)	(1.4)	(354.4)	(5.0)
Cash Dividends	(3.4)	(3.4)	(13.6)	(13.5)
Financing Costs Paid and Other	(12.6)	—	(12.6)	(4.3)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	—	(1.8)	(1.5)
Finance Lease Payments	(0.3)	(0.3)	(1.1)	(1.3)

Cash Flow Used In Financing Activities	$20.9	$(5.2)	$4.5	$(24.0)
Effect of Exchange Rate on Cash	3.6	(0.4)	(0.5)	(2.3)

Net Change in Cash	$91.2	$37.4	$99.5	$(39.0)
Cash - Beginning	121.8	76.1	113.5	152.4

Cash - Ending	$213.0	$113.5	$213.0	$113.5

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Outstanding Shares in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2022	4Q 2021	YTD 2022	YTD 2021
Basic EPS Calculation(1)
Net Income (Loss)	$16.5	$(3.9)	$37.0	$3.8
Less: Accretion of Preferred Stock	(5.9)	(5.3)	(22.9)	(20.5)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(13.6)	(13.5)
Less: European Non-controlling Redeemable Equity Dividends	—	0.1	(0.1)	—

Numerator	$7.2	$(12.5)	$0.4	$(30.2)
Denominator: Weighted Avg. Shares Outstanding	27.0	26.2	26.8	26.0

Basic Earnings (Loss) Per Share	$0.26	$(0.48)	$0.02	$(1.17)

Diluted EPS Calculation(1)
Net Income (Loss)	$16.5	$(3.9)	$37.0	$3.8
Less: Accretion of Preferred Stock	(5.9)	(5.3)	(22.9)	(20.5)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.4)	(13.6)	(13.5)
Less: European Non-controlling Redeemable Equity Dividends	—	0.1	(0.1)	—

Numerator	$7.2	$(12.5)	$0.4	$(30.2)
Weighted Avg. Shares Outstanding-Basic	27.0	26.2	26.8	26.0
Dilutive Stock Options and Restricted Stock Units	1.2	—	0.8	—

Denominator: Weighted Avg. Shares Outstanding	28.3	26.2	27.6	26.0

Diluted Earnings (Loss) Per Share	$0.25	$(0.48)	$0.02	$(1.17)

(1)

Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended December 31, 2022 and 2021.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
Before Tax Impact on Net Income	4Q 2022	4Q 2021	YTD 2022	YTD 2021	Location on Inc. Stat.
Restructuring and Other	$1.2	$(1.1)	$(1.9)	$(10.4)	SG&A / COGS
Change in Fair Value of Preferred Derivative	—	3.5	—	—	Other Income/Expense
Werdohl Flood	—	—	—	(1.5)	Other Income/Expense

Total Before Tax Impact on Net Income	$1.2	$(2.1)	$(1.9)	$(11.9)
After Tax Impact on Net Income	$1.2	$(2.1)	$(1.9)	$(11.9)
Impact on Earnings (Loss) Per Share	$0.04	$(0.08)	$(0.07)	$(0.46)

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions and Units in Thousands, Except Per Wheel)

Value-Added Sales; Value-Added Sales Adjusted for Foreign Exchange; and Content per Wheel

	Three Months		Twelve Months
	4Q 2022	4Q 2021	YTD 2022	YTD 2021
Net Sales	$402.1	$368.3	$1,639.9	$1,384.8
Less: Aluminum, Other Costs, and Outside Service Provider Costs	(184.1)	(179.6)	(869.3)	(631.1)

Value-Added Sales	$218.0	$188.7	$770.6	$753.7
Currency Impact on Current Period Value-Added Sales	12.7	—	45.9	—

Value-Added Sales Adjusted for Foreign Exchange	$230.7	$188.7	$816.5	$753.7

Wheels Shipped	3,727	3,930	15,592	16,123
Content per Wheel	$61.91	$48.02	$52.36	$46.75

Free Cash Flow

	Three Months		Twelve Months
	4Q 2022	4Q 2021	YTD 2022	YTD 2021
Cash Flow Provided By Operating Activities	$78.1	$59.5	$152.6	$44.9
Net Cash Used In Investing Activities	(11.4)	(16.5)	(57.0)	(57.5)
Cash Payments for Non-debt Financing Activities	(3.4)	(3.4)	(15.4)	(15.0)

Free Cash Flow	$63.3	$39.6	$80.2	$(27.6)

Adjusted EBITDA

	Three Months		Twelve Months
	4Q 2022	4Q 2021	YTD 2022	YTD 2021
Net Income (Loss)	$16.5	$(3.9)	$37.0	$3.8
Adjusting Items:
- Interest Expense, net	15.6	10.5	46.3	41.9
- Income Tax Provision	3.2	3.9	14.1	7.4
- Depreciation	17.5	17.8	70.2	73.3
- Amortization	4.6	6.4	20.9	26.3
- Integration, Restructuring, and Other	(1.1)	2.1	1.9	11.9
- Factoring Fees	1.2	0.6	3.6	2.1

	$41.0	$41.3	$157.0	$162.9

Adjusted EBITDA	$57.5	$37.4	$194.2	$166.7

Net Debt

	12/31/2022	12/31/2021
Long Term Debt (Less Current Portion) (1)	$641.5	$610.2
Short Term Debt	5.9	6.1

Total Debt (1)	647.4	616.3
Less: Cash and Cash Equivalents	(213.0)	(113.5)

Net Debt	$434.4	$502.8

(1)	Excluding Debt Issuance Cost

Outlook for Full Year 2023 Value-Added Sales

	Outlook Range
Net Sales Outlook	$1,550.0	$1,670.0
Less: Aluminum, Other Costs, and Outside Service Provider Costs	(795.0)	(855.0)

Value-Added Sales Outlook	$755.0	$815.0